Exhibit 10.1

To:	Charles Winston	cc. Rick Black
From:	Compensation Committee	cc. Linda Palmer

RE: Incentive Compensation Program

Date: December 1, 2005

Dear Charles,

At the meeting of the outside Board Members on October 24th we concluded our continuing discussions on CEO transition plans and agreed upon an incentive compensation program that we feel would be more than fair to you, recognizing your substantial contribution to the Company, as well as direct your energies to an orderly transition that would be of invaluable benefit to the shareholders and employees.

This document outlines that incentive compensation program which supersedes prior incentive and contractual agreements.

In the past, you as the CEO have been afforded an annual bonus opportunity and a long term equity incentive opportunity. We feel that the incentive focus on short term profit considerations may be leading to decisions that tend to preserve or enhance short term profitability in 2006 to the detriment or risk of the longer term good of the Company. We feel that this is not in the interest of the shareholders and other principal stakeholders.

Your 2005 bonus plan is typical of that of prior years — the opportunity to earn 70% of your base salary, with 70% of this opportunity tied to Operating Profit, Revenue Growth and Working Capital, and with 30% based on qualitative targets. You also have a long term incentive opportunity to earn 100,000 common shares, to be given at no cost if Operating Profit reaches 16% of sales in 2006 (there were complications in executing this grant, as you know). There is also a special acquisition bonus that can be earned in 2005 and 2006. In normal times, we feel that these metrics would be appropriate goals, but in the 2006 transition period, in which you may only actively serve as the CEO for part of the year, the current targets may influence decisions unsupportive of the longer term benefit to the Company.

With this in mind, we are revising your incentive plan to reward you for successfully executing a detailed transition plan — one that will enable your successor to hit the road running.

For 2006, your new goals will be as follows:

•	Throughout the remainder of this year and 2006, your key objective will be both to retain (best efforts) all of your current GMs and Corporate staff and to maintain a reasonably high level of morale among these executives.

•	Express a positive attitude to all employees about the Board and its actions, the transition process, the prospect of a new CEO, and cooperate fully and agreeably with the new CEO when he joins the Company.

•	Meet with the most important 15 or 20 customers. Based on each of these meetings, document the visit and any issues raised. Prepare for the new CEO a status report and recommendations for retaining and enhancing the business at each customer (Q1 2006). After the new CEO is on Board, offer to make a joint visit to each major customer with the new CEO.

•	Prepare a concise strategic planning document, defining both the current Corporate business, product, marketing strategy, and technology dash-boards, encompassing all divisions as well as the plan for new initiatives (December 2005).

•	Compile a strategic and operational overview of GSI Group for your successor in anticipation of his arrival (Q2 2006). This “Transition Book” should include such items such as the following:

•	History of the Company

•	Evolution of the Strategy with specific reference to the acquisition process

•	The Company’s core technology

•	Description of markets served – characteristics, trends, competitors

•	A detailed summary of all current development projects (see below)

•	Summary of current/potential acquisitions and prospects (see below)

•	Company demographics

•	Key Account documentation (see above)

•	Investor/ Shareholder Documentation

•	Any relevant employee issues/concerns documented by site

•	Any outstanding compliance issues

•	Any pending/anticipated litigation

•	Executive Assessments (see below)

•	Prepare a report for the top 6-10 key development projects, identifying the products to be developed (including those covered in your existing incentive program), the timeline and resources to commercialize that product, a product marketing plan, and the expected sales and returns to be expected over the first three years after its release (April 2006).

•	Prepare a report for any contemplated acquisition, acquisition in process, or major expansion, for the new CEO outlining how it fits into the strategic plan of the Company, discussion of the risk versus reward possibility, and your recommendations as to how to proceed to accomplish it and the estimated range of price to be paid (May 2006).

•	Initiate a program to meet with investment analysts and major shareholders as soon as the planned succession is announced to discuss the succession plan and status (the Chairman of the Board of Directors has been asked by the Board to accompany you on these visits, to be available to explain the transition process and give investors confidence in the continuity of leadership). The objective here is that you should do all that is reasonably possible to keep the analysts and major shareholders well advised, and the ownership community reasonably stabilized. To that end you should document each meeting with a copy for the Board. If we encounter any problems in this activity, you and the Chairman should work together to see if they can be promptly resolved. After the new CEO is appointed, you will offer to accompany him on visits to each of these analysts and major shareholders.

•	Initiate a program to visit each principal GSIG site and conduct employee meetings to address the CEO transition plan. You might also review the Company strategy and how that site plays an important role in it. This should be an opportunity for employee questions, concerns, and comments. You should document your visits to be included in the Transition Book, and bring any appropriate item to the Board’s attention. While you serve as CEO, you will, of course, continue your normal monthly financial and operating reviews, and address appropriate issues. In 2006, minutes of such meetings will be kept for the new CEO to assist in a seamless transition.

•	Continue your normal program of executive performance assessment including goal setting. Documented performance assessments are to be shared with the Board and included in the Transition Book for the new CEO.

With these revised objectives, your revised incentive compensation will be calculated as follows:

Annual 70% performance bonus:

By accepting this plan and implementing its objectives, your 2005 bonus will be calculated as follows: 30% qualitative portion will be automatically granted, and up to one-half of the 70% portion will be awarded on the recommendation of the Chairman of the Board based upon his observations of your performance against the objectives (above) that pertain to 2005. Payment will be made not later than the month following the completion of the year end audit for 2005.

For 2006, in addition to your $500,000 salary to be paid throughout the year, you will be eligible to earn up to the full 70% bonus ($350,000), on the recommendation of the Chairman of the Board based upon his observations of your performance against the objectives (above) that pertain to 2006. Payment will be made not later than the month following the completion of the year end audit for 2006.

Long-Term 100,000 Performance Share Opportunity

This opportunity will be withdrawn and replaced with an opportunity for you to earn $500,000 as follows:

$250,000 will be added to your advisory consulting agreement payments in 2007 as recommended by the Chairman to the Board and based upon his observations of your performance on the above transition objectives in 2006 and your continuing cooperation with the CEO during 2007. Meetings will take place between Chairman, CEO and Charles Winston on a quarterly basis.

$250,000 will be added to your advisory consulting agreement payments in 2008 as recommended by the Chairman to the Board and based upon his observations of your continuing cooperation with the CEO during 2008.

Acquisition Bonus:

You have been eligible for special bonuses associated with the two acquisitions, West Wind and MicroE. For the year 2005, your bonus amount will be calculated and paid in accordance with the approved plan for that year. For the year 2006, you have a bonus opportunity to earn $25,000 related solely to MicroE performance metrics.

In lieu of using the originally approved metrics to determine the amount of this bonus payment for 2006, you are given the opportunity to earn up to a $20,000 amount, on the recommendation of the Chairman of the Board based upon his observations of your performance against the objectives (above) that pertain to 2006. Payment will be made not later than the month following the completion of the year end audit for 2006.

Charles, this comprehensive plan should give us the best atmosphere for a smooth transition, as well as the best opportunity to seamlessly fulfill your long range strategic vision and continue your valuable legacy. It can reward you handsomely for your role in an orderly transition, which will be of inestimable value to the shareholders and other stakeholders in the Company. I trust that you will see these values and wholeheartedly adopt this program and its benefits.

On behalf of the Compensation Committee.

/s/ B. Virgilio 3-7-06

/s/ C.D. Winston 3-7-06

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